EXHIBIT 99.2
Earnings Conference Call April 27, 2006
Ken Hunt:
Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!
My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.
Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”
Forward Looking Statements
STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.
General Comments – Ken Hunt
Today, we are going to review the results for 1st quarter 2006. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.
First, I would like to address revenue for 1st quarter 2006. It was $13.7 million, an increase of 20% over 1st quarter 2005, and our strongest first quarter ever. It was also our 13th consecutive positive quarter in terms of Operating Income and Cash Flow. But yes, it was down sequentially from the $17.5 million in 4th quarter 2005. In fact, we had an outstanding 4th quarter in which we exceeded the top end of our 2005 revenue guidance of 65%-75% in growth over 2004. Our actual results were 83% revenue growth over 2004 or approximately $2 million in revenue over the high end of our revenue guidance range for the year.
Let me remind you that in our February 2003 Conference Call we announced our “Just-In-Time Delivery” Program. This program was meant to assure that in no way would the Company do anything to attempt to “pull” revenue into a current quarter or “push” revenue into a following quarter. In other words, we do not attempt to “manage” our quarterly revenue results. Of course, this also means that we cannot promise “linear” growth quarter-to-quarter.
The facts are that in 4th quarter 2005 we were able to accommodate some customers’ urgent requests to turn around their orders of short notice with shipments in December 2005. Yes, we did so. That resulted in an extraordinary December and 4th quarter 2005, but it impacted results for 1st quarter 2006.
We considered this fact in the guidance we issued on February 21st.
Instead of waiting until the end of our comments today, I wish to reaffirm our revenue guidance for 2006, which is 35%-45% revenue growth over 2005. Our backlog, or firm business, for Q2 as of today is $16 million. Backlog is defined as orders already shipped between April 1st, 2006, and today, plus firm purchase orders scheduled to ship before June 30, 2006. The results of Q1 2006 and the strong backlog announced today confirm once again that our strategies are working worldwide.
New accounts continued to grow during the 1st Quarter. During the quarter we sold an additional 341 new accounts, including 34 new banks, and 307 new Corporate Network Access customers.
Comparatively, for all of 2005, we produced 821 new accounts, including 89 banks and 732 corporate customers. We now have over 470 banks and over 2,600 network access accounts including corporations, federal, state and local governments as customers located in over 100 countries around the world.
Almost all of these Corporate Network Access new accounts and some of the new bank customers were generated through our distributor and reseller partners. Program-to-date we have signed 45 distributors who, in turn, service a network of over 1,500 resellers.

VASCO’s Sustainable, Repeatable Sales Model:
For 13 quarters now, I have sung the same song. Namely, that VASCO has developed a sustainable, repeatable sales model. Nothing has changed. In fact, the 34 new banks closed in Q1 is a record for a quarter. These and other bank customers launch multi-year projects that are supported by our strong authentication products. These projects are directed towards large corporate and consumer audiences and are rolled out over 2-4 years. This has created the “layering or stacking effect” that I often speak about, and is driving our top line revenue and guidance.
Full-Option, ALL-Terrain Model:
We introduced our All Terrain Strategy in the first quarter of 2006 to further penetrate and protect our existing and growing customer base. We will build on our strategy of being the high-volume, high-quality, low-cost producer by expanding our flexible platform to support a growing array of authentication products. Some of those products, like our Digipass for Web, which we announced this quarter, will allow customers to implement a strong authentication solution as a complement to or as an alternative to deploying hardware authentication devices. Our platform, which allows any of our forms of authentication to be used simultaneously, will allow customers to deploy an appropriate, cost-effective method of authentication for each user of their application by selecting the appropriate Digipass product, including Digipass for Web. We believe that Digipass for Web will provide a seamless, non-invasive way to authenticate users that goes well beyond today’s fraud detection products. With the addition of Digipass for Web, VASCO will be able to serve and authenticate every audience that needs strong authentication, from people buying a book online once a year to CFO’s of companies, transacting millions of dollars on a daily basis. We will also be looking to acquire companies that can expand our authentication product offerings and product development capabilities.
We sold and shipped approximately 1.8 million Digipass units during Q1 2006, once again demonstrating the effectiveness our strategies, focus and execution. Program-to-date, approximately 25 million Digipass units have been sold and shipped including the units sold by AOS Hagenuk prior to our acquisition. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company’s products.
As everyone is aware now, a very strong banking industry directive was issued on October 12th here in the United States by the FFIEC, an umbrella group of regulators that includes the FDIC. The FDIC has distributed “guidance” to all of its Supervised Banks (Commercial and Savings). This guidance by the FDIC has definitely stirred up the market. Every bank either directly, or through its third party service provider like Fiserv/ITI is investigating how to interpret and meet this guidance.
VASCO’s first quarter announcement of our new strategy, Full-Option, All-Terrain security is an acknowledgement that the banking market will adopt a wide-range of security solutions. With our broader, discrete layers of security, we are prepared to meet the security requirements of the banks at the level they believe is appropriate.
Introduce Jan Valcke:
At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan congratulations to you and your team on another fine quarter.
Comments By Jan
Thank you, Ken.
Our 13th consecutive profitable quarter proves once again that our business model works. As the “full-option, all terrain” authentication company, VASCO will prove that it will be able to do even better.
With regards to the markets, the first quarter of 2006 has given the proof that VASCO becomes quickly stronger in vertical markets, in and beyond the financial sector. Ken already mentioned the record number of new customers won by VASCO last quarter both in the banking and Corporate Network Access markets. Orders received in the C.N.A. market during Q1 include local governments, hospitals, schools, oil companies, sports organizations, beer breweries, companies active in the manufacturing industries and many others. The majority of these companies plans to start using Digipass not only for C.N.A., but also for b-to-b. VASCO has become a true all-terrain authentication company, which benefits our profit margin and world wide growth.
We keep penetrating new markets and strengthening existing markets with our own sales and marketing events and by attending trade shows and partner events worldwide. If you have a quick look at the event section on VASCO’s web site, you will see that we are doing this well. As an example, VASCO will organize two banking summits in the month of May. On May 11, VASCO will present before an audience of Turkish banks in Istanbul. On May 30, VASCO will conquer Moscow. I will talk about our marketing efforts in the US later on.
Q1 2006 was of strategic importance for VASCO’s product strategy. We already informed you about the adapted product strategy during last call. I am pleased to be able to inform you that VASCO’s conversion into the full-option authentication company is proceeding as planned. Our new client authentication products are on track. The development of Digipass for Web goes as planned and we see a lot of worldwide interest in this product both for banking and for b-to-b, as a stand-alone solution or in conjunction with other Digipass models. We are convinced that Digipass for Web will be an important asset to VASCO, worldwide and in the US.
Digipass 300 Comfort Voice, the Digipass for the Blind, is doing extremely well, with positive effects on VASCO’s profit margin and corporate image. The same can be said for VASCO’s end-user products in the password, USB and PKI environments.
VASCO will keep reinforcing its product offerings and R&D capacities, both by own developments and by acquisition of interesting companies. This is the duty of a market leader.
VASCO’s people are without any doubt the company’s strongest asset. VASCO grows quickly, so do the people, both in quantity and in quality. It is a pleasure to state that our loyal, longstanding employees are evolving very positively within VASCO’s new leadership approach, while we are reinforced with enthusiastic, competent newcomers on a weekly base. Here too, we expect to gain new people from acquisitions and our own recruitment.
To invest in growth, a company must be profitable. At least, that is VASCO’s approach. VASCO can use its own cash to invest in people, markets and products. We expect to be able to tell you more about this in the short to mid long term.
I would like to add some remarks about fraud schemes, so-called solutions and VASCO’s strategy and products. Besides the classic, well known fraud techniques, there are currently four major fraud schemes: Phishing, Pharming, Man-in-the-Middle attacks and Trojan Horses.
Everyone knows what phishing is, and that the education of the end user can already have positive results.
Phishing is fought in different ways:
1.	Fraud Detection Service: which are after the fact and will never solve the problem 100%.
2.	VASCO’s answer to the problem is our well known Digipass, that has many different authentication methods and electronic signature capabilities.
Phishing is a low-budget fraud scheme with low technical requirements.
Pharming is more complex than phishing. Again, fraud detection services act after the fact and never solve the problem for 100%. With Digipass, with its many authentication methods and electronic signatures, pharming is not feasible.
In the hype of the last months caused by certain companies, we may not forget that Man-in-the middle attacks are booming. Fraud detection and the typical software authentication technologies are insufficient. The solution against man-in-the-middle attacks are Digipass electronic signatures and host authentication.
Trojan Horses are in a very different league. Technically they are of a very high level AND they are sneaky. The end user will not know that something is wrong. So education is simply not possible. Trojans have emerged in some countries, but will be widespread in the next months. Of course, as been the case with phishing, US banks will be a main target. Classic fraud detection systems are useless against Trojans.
VASCO’s solution exists since 15 years. VASCO’s Digipass and VACMAN products deliver harnessed anti-Trojan capabilities, certainly with the proven and widely used electronic signature technology. Of course, VASCO’s products are only a part of the solution for a bank. VASCO will help banks to understand and to solve that problem in a total concept. VASCO is working to set up a service platform on our well known VASCO Trust Forum and together with some renowned partners and bankers from more than 100 countries. A platform that can solve the Trojan danger, automatically solves Phishing and Pharming schemes.
Don’t forget that VASCO, THE Number One in banking authentication, has gathered knowledge, competence and experience, that will be available on VASCO’s trusted platform.
In every market, we aim first at the commercial banking, because the need of security is the highest. This means that VACMAN Controller, VASCO’s full-option server side product, is integrated into the bank’s infrastructure. Full-option means that all authentication technologies can be activated on a simple request. Every bank that is using Digipass for commercial banking, is ready to deploy Digipass for consumer banking. We may not forget that security for online banking is only a first step into the most profitable business for a bank, being e-commerce. It is obvious that VASCO is THE leader in that market.
I would like to repeat VASCO’s solution, and more specific our solution for the US market. Our core product is VACMAN Controller, that combines all authentication technologies on one, unique platform. VACMAN Controller can be integrated in the bank’s infrastructure, is already integrated in all software banking platform that we know and is in an integration phase in our own Identikey Server.
On the client security side we offer today more than 40 Digipass products. Some are designed for commercial banking and are – by principle – hardware based. Others are for consumer banking and are soft- and/or hardware based. On the consumer banking side, we offer Digipass products that can be put on a lot of existing platforms, such as mobile phones, pda’s, SIM-cards, smart cards, USB’s, laptops, PC’s, etc. At the other hand, we have launched our Digipass for Web, which has the complete range of Digipass functionalities and is completely transparent for the end users.
The result of our strategy is that over 470 banks are using one or more of those Digipass products for business banking and most of them also for the consumer market.
Between 5 to 10 % of these banks are US banks, including 5 of the top-10 financial institutions in the USA. All of these banks have installed VACMAN Controller.
On the sales and marketing side, we see that requests for information to use our products in consumer banking are increasing every day. Our sales people are providing the needed information face-to-face to numerous bankers in the US. Moreover, we will organize structured marketing actions, including webinars, road shows, summits, forums.
We are convinced that VASCO will succeed in winning US customers for retail banking too, regardless the fact if the client authentication product will be a hard- or software Digipass. With our software Digipass range, VASCO is well armed to win the software authentication battle, with in-house developed products. We see a lot of traction for these products, and recently we won important deals with software Digipass both in the America’s and Europe. This is only the beginning.
Thank you.
Ken Hunt Introduce Cliff Bown:
At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.
CLIFF:
As noted earlier by Ken, revenues for the first quarter of 2006 were $13.7 million, an increase of $2.2 million or 20% over the first quarter of 2005.
Compared to 2005, the increase in revenue for the first quarter reflected significant increases from both the Banking and the Corporate Network Access markets. Revenues in the first quarter of 2006 from the Banking and the Corporate Network Access markets increased 15% and 46%, respectively.
It should also be noted that the comparison of revenues in Q1 2006 to Q1 2005 was negatively impacted by the stronger U.S. dollar in 2006. We estimate that revenues would have been $794,000, or 6% higher, had the exchange rates in the first quarter of 2006 been the same as in the first quarter of 2005.
The distribution of our revenue in the first quarter of 2006 between our two primary markets was approximately 82% from the Banking and 18% from the Corporate Network Access. In the first quarter of 2005, approximately 85% came from the Banking and 15% came from Corporate Network Access.
The geographic distribution of our revenue in the first quarter of 2006 was approximately 70% from Europe, 6% from the U.S., 9% from Asia and the remaining 15% from other countries. For the first quarter of 2005, 87% of the revenue was from Europe, 7% was from the U.S. and 6% was from other countries.
It should be noted that revenue from each of the primary geographic areas except Europe increased in the first quarter 2006 as compared to the first quarter of 2005. As Ken noted earlier, we believe that the results in the first quarter of 2006, especially in Europe, were negatively impacted by the higher demand from customers in the fourth quarter of 2005. Based on the strong order intake experienced in the first quarter of 2006, we expect that the results in subsequent quarters will increase over the results reported for 2005.
Gross profit as a percentage of revenue for the first quarter 2006 was approximately 69% and compares to 63% for first quarter of 2005. The increase in gross profit as a percentage of revenue in 2006 compared to 2005 reflects both an increase in the average selling price and a decrease in the average cost of product produced. The higher average sales price reflects a change in the mix of business between the banking and corporate network access markets. As mentioned earlier, revenue from our corporate network access market, which generally has margins that are 25 to 30 percentage points higher than the banking market, was 18% of our total revenue in Q1 2006 compared to 15% in Q1 2005.

VASCO shipped approximately 1.8 million Digipass units in the first quarter 2006, which was 16% greater than the first quarter of 2005. The average selling price per Digipass, including related software, was approximately $7.81 for the first quarter of 2006 compared $7.60 for the first quarter of 2005.
The average cost per Digipass unit sold in the first quarter of 2006 declined 14% from the first quarter of 2005. The decline in the average cost per unit reflects better pricing obtained from manufacturers as a result of our higher unit volumes and a change in mix where our lower cost units are a larger percentage of total units sold.
Operating expenses for the first quarter of 2006 were $6.6 million, an increase of $1.3 million or 24% from the first quarter of 2005. Operating expenses for the quarter included $282,000 related to stock-based incentive plans.
It should also be noted that the comparison of operating expenses in Q1 2006 to Q1 2005 was positively impacted by the stronger U.S. dollar in 2006. We estimate that expenses would have been $519,000, or 8% higher, had the exchange rates in the first quarter of 2006 been the same as in the first quarter of 2005.
Operating expenses increased by $640,000, or 19% in sales and marketing, $133,000 or 16% in research and development, and $560,000 or 57% general and administrative when compared to the first quarter in 2005. The majority of the increase in the sales and marketing area were related to the Company’s increased investment is sales staff and marketing programs. The increases in the general and administrative categories were primarily related to the stock-based incentive program, increased compensation, with the most significant portion of the compensation increase being related to increased headcount, increased insurance costs and increased professional service costs.
Operating income for the first quarter of 2006 was $2.9 million, an increase of $1.0 million, or 51%, from the $1.9 million reported in the first quarter of 2005.
Operating income as a percent of revenue, or operating margin, was 21.2% for the first quarter of 2006 and is 4.4 percentage points higher the first quarter of 2005. The increase in operating margin is attributable to the higher gross margin partially offset by an increase in operating expenses as a percentage of revenue.
Other income/expense was expense of $27,000 for the first quarter 2006 compared to income of $216,000 for the first quarter of 2005. The decrease in other income and expense is primarily due to differences in exchange gain and losses. As discussed in previous conference calls we initiated a program in the second quarter of 2005 to hedge the income statement exposure to transactions gains or losses resulting from changes in currency rates.
The Company reported income tax expense of $974,000 for the first quarter of 2006 and $758,000 for the first quarter in 2005. The effective tax rate was 33% for the first quarter of 2006 and 35% for the first quarter of 2005. The effective rates for both periods reflect our estimate of our full-year tax rate at the end of each respective period. The rate in 2006 is lower than 2005 as our estimate of the full-year tax rate in 2006 reflects increase earnings in countries in which we have tax loss carry forwards. Those loss carryforwards have been fully reserved for reporting purposes in prior years.
Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $3.1 million for the first quarter of 2006 and is 29% higher than the $2.4 million reported for the first quarter of 2005.
The makeup of our workforce as of March 31, 2006 was 131 people worldwide with 81 in sales, marketing and customer support, 32 in research and development and 18 in general and administrative. The average headcount for the first quarter of 2006 was 28 persons or 27% higher than the average headcount for the first quarter of 2005.
I would now like to make a few comments on the balance sheet. Our net cash balance and working capital balance increased from the prior quarter as a result the Company’s strong operating performance. During the first quarter of 2006, our net cash balance, which is defined as total cash less bank borrowings, increased by $0.5 million, or 4%, to $14.5 million from December 31, 2005. Our working capital increased $2.6 million, or 16%, to $18.9 million from $16.3 million at December 31, 2005. Bank borrowings noted on the balance sheet of $776,000 were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.
During the quarter our Days Sales Outstanding in accounts receivable increased from 63 days at December 31, 2005 to 76 days at the end of the first quarter. The increase in DSO was primarily related to temporary payment processing issues at a limited number of our customers. We do not believe that the increase in DSO will result in higher write-offs of uncollectible accounts in future quarters.

The Company continues to have no term debt. The Company has approximately $2.7 million, as of March 31, 2006, available for additional borrowings under its line of credit that is secured by its receivables.
Now, I would like to turn the meeting back to Ken.
Comments on 2nd Quarter and Full-Year 2006 – Ken Hunt
First, I would like to comment on order backlog for Q2 2006. As of this date, we have firm orders with shipments scheduled for the 2nd Quarter of approximately $16 million. Any new orders received before quarter’s end and shipped during the quarter would be additive to this number. This backlog shows the strength of our order flow, as it is 48% higher than the backlog going in to Q2 2005. In addition, the backlog is 30% higher than the $12.3 million in revenues reported for Q2 2005.
Today, we are reaffirming guidance for full-year 2006. As in the past, we only comment on annual numbers, not quarterly numbers. We estimate that our full-year revenue will grow 35%-45% in 2006 over 2005. We expect that full-year gross margins will be in the range of 58-63% of revenue. Finally, we are projecting that operating income will be in the range of 13-18% of revenue on a U.S. GAAP basis. Excluding amortization costs and the non-cash costs associated with the Company’s equity and long-term incentive compensation plans, we expect that operating income will be between 15% and 20% on a proforma basis.
In summary, we are very pleased with our results for Q1 2006, and look forward to a strong performance for the remainder of 2006. And, as always, you can rely on VASCO’s people to do their very best!
Q&A Session:
This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.
Operator